EXHIBIT 99.2
AMENDMENT
TO
LEXINGTON STATE BANK EMPLOYEES’ PENSION PLAN
This Amendment to the Lexington State Bank Employees’ Pension Plan (hereinafter referred to as “the Plan”) by Lexington State Bank (hereafter referred to as “the Employer”), is made this                      day of                                         , 2006, to be effective as herein stated.
WITNESSETH :
WHEREAS, effective December 31, 2006, the Employer desires to freeze benefit accrual and participation in the Plan except with respect to participants who have been credited with thirty (30) or more years of vesting service (as defined in the Plan);
NOW, THEREFORE, the Plan shall be amended as follows:
1.	Effective December 31, 2006, Section 1.1 Accrued Benefit shall be amended by the addition thereto of the following new paragraph, as follows:
“Notwithstanding the above, but subject to the provisions of ARTICLE 11 TOP HEAVY RULES, benefit accruals under this Plan ceased effective December 31, 2006 with respect to the Chief Executive Officer and all other Participants other than those active Participants who, as of December 31, 2006, have been credited with thirty (30) or more Years of Vesting Service (this group of active Participants sometimes hereinafter referred to as “the grandfathered group”), as defined in the Section 1.32(d) herein. Except with respect to the grandfathered group, in no event shall a Participant’s Normal Retirement Benefit exceed his frozen Accrued Benefit on the later of December 31, 2006 or the adoption date of this Amendment.”
2.	Effective December 31, 2006, Section 2.1 Requirements For Participation shall be amended by the addition thereto of the following new paragraph, as follows:
“Provided, however, the above notwithstanding, effective December 31, 2006, participation shall be frozen and Employees not already Participants shall no longer be allowed to commence participation in the Plan.”
3.	Effective December 31, 2006, subsection (a) Determination of Normal Retirement Benefit of Section 4.2 Amount of Normal Retirement Benefit shall be amended by the addition thereto of the following new subparagraph (3), as follows:

“(3)	With respect to the Chief Executive Officer and all other Participants other than those active Participants who, as of December 31, 2006, have been credited with thirty (30) or more Years of Vesting Service (this group of active Participants sometimes herein referred to as “the grandfathered group”), benefit accruals under this Plan ceased effective December 31, 2006. Except with respect to the grandfathered group, in no event shall a Participant’s Normal Retirement Benefit exceed his frozen Accrued Benefit on the later of December 31, 2006 or the adoption date of this Amendment.”
IN WITNESS WHEREOF, the Employer has caused this Amendment to be executed by its proper officers and the corporate seal affixed, all as of the date first above written.

LEXINGTON STATE BANK
By:

President
ATTEST:

Secretary

(CORPORATE SEAL)

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